Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 25, 2021, with respect to the consolidated financial statements of NextNav Holdings, LLC included in the Registration Statement (Form S-1) and related Prospectus of NextNav Inc. for the registration of 109,136,238 shares of its common stock and 9,000,000 warrants.

/s/ Ernst and Young LLP

Tysons, Virginia

November 1, 2021